UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

SCHOOL SPECIALTY, INC.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

807864103
(CUSIP Number)

June 11, 2013
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSON

Scoggin Capital Management II LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER
NUMBER OF		18,693
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		18,693
WITH
	8.	SHARED DISPOSITIVE POWER
		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,693

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9%

12.	TYPE OF REPORTING PERSON

OO

1.	NAME OF REPORTING PERSON

Scoggin International Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER
NUMBER OF		21,124
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		21,124
WITH
	8.	SHARED DISPOSITIVE POWER
		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,124

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAME OF REPORTING PERSON

Scoggin Worldwide Fund, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER
NUMBER OF		18,342
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		0
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		18,342
WITH
	8.	SHARED DISPOSITIVE POWER
		0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,342

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%

12.	TYPE OF REPORTING PERSON

CO

1.	NAME OF REPORTING PERSON

Scoggin LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5.	SOLE VOTING POWER
NUMBER OF		39,817
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		20,170
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		39,817
WITH
	8.	SHARED DISPOSITIVE POWER
		20,170

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,987

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.0%

12.	TYPE OF REPORTING PERSON

OO

1.	NAME OF REPORTING PERSON

Old Bellows Partners LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		20,170
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		0
WITH
	8.	SHARED DISPOSITIVE POWER
		20,170

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,170

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON

PN

1.	NAME OF REPORTING PERSON

Old Bell Associates LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

	5.	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		20,170
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		0
WITH
	8.	SHARED DISPOSITIVE POWER
		20,170

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,170

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON

OO

1.	NAME OF REPORTING PERSON

A. Dev Chodry

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

	5.	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		20,170
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		0
WITH
	8.	SHARED DISPOSITIVE POWER
		20,170

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,170

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12.	TYPE OF REPORTING PERSON

IN

1.	NAME OF REPORTING PERSON

Craig Effron

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

	5.	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		59,987
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		0
WITH
	8.	SHARED DISPOSITIVE POWER
		59,987

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,987

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.0%

12.	TYPE OF REPORTING PERSON

IN

1.	NAME OF REPORTING PERSON

Curtis Schenker

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

USA

	5.	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY		59,987
EACH
REPORTING	7.	SOLE DISPOSITIVE POWER
PERSON		0
WITH
	8.	SHARED DISPOSITIVE POWER
		59,987

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

59,987

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.0%

12.	TYPE OF REPORTING PERSON

IN

Item 1(a).	Name of Issuer:

School Specialty, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

W6316 Design Drive, Greenville, Wisconsin 54942

Item 2(a).	Name of Person Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	Scoggin LLC
(v)	Old Bellows Partners LP
(vi)	Old Bell Associates LLC
(vii)	A. Dev Chodry
(viii)	Craig Effron
(ix)	Curtis Schenker

(collectively, the “Reporting Persons” and each a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or if none, residence:

Each of Scoggin Worldwide Fund, Ltd. and Scoggin International Fund, Ltd. has a business address at c/o Mourant Cayman Nominees, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.

Each of the Reporting Persons, other than Scoggin Worldwide Fund, Ltd. and Scoggin International Fund, Ltd., has a business address at 660 Madison Avenue, New York, New York 10065.

Item 2(c).	Citizenship:

	(i)	Scoggin Capital Management II LLC
Delaware

	(ii)	Scoggin International Fund, Ltd.
Cayman Islands

	(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

	(iv)	Scoggin LLC
New York

(v)	Old Bellows Partners LP
Delaware

(vi)	Old Bell Associates LLC
New York

(vii)	A. Dev Chodry
USA

(viii)	Craig Effron
USA

(ix)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

807864103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership:

(i)	Scoggin Capital Management II LLC1

	(a)	Amount beneficially owned: 18,693 shares of Common Stock

	(b)	Percent of Class: 1.9%2

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 18,693

____________________
1	The investment manager of Scoggin Capital Management II LLC is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

2	Percentages are based on 1,000,004 shares of Common Stock outstanding as reported in the Issuer's Current Report on Form 8-K filed with the Securities Exchange Commission on June 17, 2013,

		(ii)	Shared power to vote or to direct the vote: 0

		(iii)	Sole power to dispose or to direct the disposition of: 18,693

		(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin International Fund, Ltd.3

	(a)	Amount beneficially owned: 21,124 shares of Common Stock

	(b)	Percent of Class: 2.1%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 21,124

		(ii)	Shared power to vote or to direct the vote: 0

		(iii)	Sole power to dispose or to direct the disposition of: 21,124

		(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Scoggin Worldwide Fund, Ltd.4

	(a)	Amount beneficially owned: 18,342 shares of Common Stock

	(b)	Percent of Class: 1.8%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 18,342

		(ii)	Shared power to vote or to direct the vote: 0

		(iii)	Sole power to dispose or to direct the disposition of: 18,342

		(iv)	Shared power to dispose or to direct the disposition of: 0

____________________
3	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

4
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP.  The general partner of Old Bellows Partners LP is Old Bell Associates LLC.  A. Dev Chodry is a principal of Old Bellows Partners LP.  Scoggin LLC is a principal of Old Bellows Partners LP and serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd.  Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(iv)	Scoggin LLC5

	(a)	Amount beneficially owned: 59,987 shares of Common Stock

	(b)	Percent of Class: 6.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 39,817

		(ii)	Shared power to vote or to direct the vote: 20,170

		(iii)	Sole power to dispose or to direct the disposition of: 39,817

		(iv)	Shared power to dispose or to direct the disposition of: 20,170

(v)	Old Bellows Partners LP6

	(a)	Amount beneficially owned: 20,170 shares of Common Stock

	(b)	Percent of Class: 2.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 0

		(ii)	Shared power to vote or to direct the vote: 20,170

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 20,170

(vi)	Old Bell Associates LLC7

	(a)	Amount beneficially owned: 20,170 shares of Common Stock

	(b)	Percent of Class: 2.0%

____________________
5
Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

6	Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is a principal of Old Bellows Partners LP. Scoggin LLC is a principal of Old Bellows Partners LP.

7
Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and is the sub-adviser to a managed account that holds 628 shares of Common Stock.  Old Bell Associates LLC is the general partner of Old Bellows Partners LP.

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 0

		(ii)	Shared power to vote or to direct the vote: 20,170

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 20,170

(vii)	A. Dev Chodry

	(a)	Amount beneficially owned: 20,170 shares of Common Stock

	(b)	Percent of Class: 2.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 0

		(ii)	Shared power to vote or to direct the vote: 20,170

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 20,170

(viii)	Craig Effron

	(a)	Amount beneficially owned: 59,987 shares of Common Stock

	(b)	Percent of Class: 6.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 0

		(ii)	Shared power to vote or to direct the vote: 59,987

		(iii)	Sole power to dispose or to direct the disposition of: 0

		(iv)	Shared power to dispose or to direct the disposition of: 59,987

(ix)	Curtis Schenker

	(a)	Amount beneficially owned: 59,987 shares of Common Stock

(b)	Percent of Class: 6.0%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 59,987

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 59,987

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or control person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certifications:

By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of June 21, 2013	Scoggin Capital Management II LLC

By: Scoggin LLC, as Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Member

Dated as of June 21, 2013	Scoggin International Fund, Ltd.

By: Scoggin LLC, as Investment Manager

By: /s/ Craig Effron
Name: Craig Effron
Title: Member

Dated as of June 21, 2013	Scoggin LLC

By: /s/ Craig Effron
Name: Craig Effron
Title: Member

Dated as of June 21, 2013	Scoggin Worldwide Fund, Ltd.

By: Old Bellows Partners LP, as Investment Manager

By: Old Bell Associates LLC, as General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of June 21, 2013	Old Bellows Partners LP

By: Old Bell Associates LLC, as General Partner

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Member

Dated as of June 21, 2013	Old Bell Associates LLC

By: /s/ A. Dev Chodry
Name: A. Dev Chodry
Title: Managing Manager

Dated as of June 21, 2013	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of June 21, 2013	/s/ Craig Effron
Craig Effron

Dated as of June 21, 2013	/s/ Curtis Schenker
Curtis Schenker

EXHIBIT INDEX

Exhibit Number	Exhibit

1.	Joint Filing Agreement, dated June 21, 2013, by and among the Reporting Persons.